Exhibit 10.9

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 27, 2005 (the “Effective Date”), is entered into between Applied Digital Solutions, Inc., a Missouri corporation (“ADSX”), and Verichip Corporation, a Delaware corporation (“Verichip”; references to Verichip in this Agreement shall include Verichip’s subsidiary companies Verichip Inc. and Instantel Inc.).

Preliminary Statements

A. Verichip desires that ADSX provide certain Transition Services (as defined below) to Verichip upon the terms and subject to the conditions of this Agreement.

B. ADSX is willing to provide such Transition Services to Verichip upon the terms and subject to the conditions of this Agreement.

Agreement

In consideration of the mutual covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services and Compensation.

1.1 Transition Services. During the Term (as defined below), ADSX shall provide or cause to be provided to Verichip certain administrative transition services and payment of expenses that ADSX has provided to Verichip prior to the Effective Date, as requested from time to time by Verichip. These transition services and payment of expenses include those transition services set forth on Schedule 1-A and those transition expenses set forth on Schedule 1-B (the “transition services” and the “transition expenses” shall be referred to collectively in this Agreement as the “Transition Services”). ADSX shall not be obligated to expand the scope of the Transition Services significantly beyond the scope of those services and expenses being provided to Verichip prior to the Offering (as defined below).

1.2. Compensation for Transition Services.

(a) As compensation for the Transition Services to be provided by ADSX to Verichip hereunder, the following shall be payable by VeriChip Corporation on a monthly basis:

(i) the amounts specified as “Costs Allocated to Verichip” on Schedule 1-C,

(ii) the reasonable out-of-pocket direct expenses incurred by ADSX in connection with providing Transition Services,

(iii) services and expenses incurred by ADSX on behalf of Verichip in connection with the contemplated initial public offering (the “Offering”) by Verichip of shares of its common stock, and

(iv) charges by third party service providers that may or may not be incurred as part of the Offering that are attributable to Transition Services provided to or for Verichip and are not included in (i) or (ii) above.

(b) Charges for the Transition Services shall be invoiced by ADSX, on or about the tenth day of the calendar month next following the calendar month in which the Transition Services have been performed, and such invoice shall be payable by Verichip within 30 days following receipt thereof. ADSX shall submit to Verichip, together with each invoice, reasonable documentation supporting each of the invoiced amounts and shall maintain accurate and complete books of account necessary to support the amounts set forth on all invoices.

1.3 Additional Services. The parties agree to use commercially reasonable efforts to reach agreement on any additional services which Verichip may require of ADSX beyond the scope of the Transition Services (the “Additional Services”), and the applicable service fees, payment procedures and other rights and obligations with respect thereto.

1.4 Cooperation. Verichip and ADSX agree to use their commercially reasonable efforts to cooperate with and provide the other with any information necessary to facilitate ADSX’s ability to provide the Transition Services. Each party will use its commercially reasonable efforts, and will cooperate as reasonably required, to obtain any consents or approvals from third parties necessary to facilitate the ability of ADSX to provide the Transaction Services and the Additional Services.

2. Term and Termination.

2.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect with respect to the Transition Services until such time as Verichip shall request ADSX to cease performing such services; provided that ADSX shall not be obligated, except as provided in Section 2.2, to continue to provide the Transition Services after the second anniversary of the Effective Date unless the parties otherwise agree to do so.

2.2 Termination. Except as provided in Section 2.1, this Agreement may not be terminated by either party for any reason other than upon thirty days’ prior written notice to the other party of a material default in the delivery of Transition Services or in payment therefor by such other party as herein provided. Unless otherwise extended by agreement of the parties in writing, this Agreement shall terminate on the second anniversary of the Effective Date, except for any Transition Services not then completed, as to which this Agreement shall expire upon completion of those Transition Services, but in no event longer than thirty days after the second anniversary of the Effective Date.

2.3 Transition. Upon the expiration or termination of this Agreement or upon Verichip’s request, ADSX shall provide conversion and all other services necessary for an orderly transition of the Transition Services, in whole or in part, to another provider and/or to Verichip itself, including, without limitation, the transfer of all employee records, financial or tax records and other data in the possession, custody or control of ADSX; provided, however, Verichip agrees that ADSX shall retain copies of all records and other data transferred to Verichip under this provision including without limitation workpapers and other documents that form the basis of the ADSX audit or review of its financial statements, and memoranda, correspondence, communications, other documents, and records (including electronic records), which are created, sent or received in connection with the audit or review, or as otherwise required by federal securities statutes and regulations, the ADSX corporate document retention policies and other applicable law. The provisions of this Section 2.3 shall survive the expiration or termination of this Agreement.

3. Cooperation of the Parties.

3.1 Access to Personnel and Records. ADSX and Verichip shall cooperate with each other in providing reasonable access to personnel and records needed to perform or document the Transition Services and their cost.

3.2 Further Assurances. ADSX and Verichip shall take all other actions reasonably necessary for the Transition Services to be performed on a timely basis and in a manner consistent with past care and practice unless otherwise specifically agreed in writing.

4. Standard of Care; Limitations on Liability.

4.1 Standard of Care. In the performance of the Transition Services, ADSX shall provide the Transition Services promptly and in a professional manner, and shall exercise the degree of care normally exercised by it in connection with its own affairs, but in no event less than the standard of care exercised by it in delivering services to Verichip prior to the Effective Date. Except in cases of gross negligence or willful misconduct, ADSX shall have no liability to Verichip with regard to the breach of any duty or obligation to Verichip herein set forth.

4.2 Limitation on Damages. In no event shall ADSX be liable to Verichip for any special, indirect, incidental, consequential, punitive or similar damages, including but not limited to lost profits, loss of data or business interruption losses. This limitation shall apply even if ADSX has been notified of the possibility or likelihood of such damages occurring and regardless of the form of action, whether in contract, negligence, strict liability, tort, products liability or otherwise.

5. Miscellaneous.

5.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof.

5.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. NO ACTION, SUIT OR PROCEEDING MAY BE BROUGHT OR MAINTAINED CONCERNING MATTERS COVERED BY THIS AGREEMENT EXCEPT IN A COURT OF THE STATE OF FLORIDA OR COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE COUNTY OF PALM BEACH, STATE OF FLORIDA. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF

THE STATE OF FLORIDA AND OF THE FEDERAL COURTS SITTING IN THE COUNTY OF PALM BEACH, STATE OF FLORIDA.

5.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of ADSX and Verichip.

5.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by ADSX or Verichip (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by ADSX and Verichip and their respective successors and permitted assigns.

5.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Verichip, ADSX and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on ADSX and Verichip, notwithstanding that not all parties are signatories to the same counterpart.

5.7 Confidentiality. ADSX and Verichip shall preserve in strict confidence any confidential information obtained from the other party and identified as such by such other party, and shall refrain from: (i) disclosing any such information without the prior written consent of the other party, except as otherwise required by law, including without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or (ii) using such information other than in the performance of Transition Services under this Agreement, unless such information (a) is in the public domain through no fault of such party, (b) is or hereafter becomes known to the public through no fault of the receiving party or (c) is provided to the receiving party by a third party having no confidential obligation to the other party to this Agreement with regard to such information.

5.8 Independent Contractor. The relationship of the parties to each other under this Agreement shall be that of independent contractor.

5.9 Personnel. Both parties hereto agree that they shall take appropriate action by instruction of or agreement with their respective personnel to ensure that all personnel performing or otherwise involved with Transition Services under this Agreement shall be bound by and comply with all of the terms and conditions of this Agreement, including, but not limited to, the terms and conditions of Section 5.7 hereof.

5.10 Notices. All notices, requests, consents and other communications hereunder must be in writing and will be deemed to have been duly given: (i) when received if personally delivered or sent by facsimile, (ii) one business day after being sent by nationally recognized overnight delivery service, or (iii) five business days after being sent by nationally registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (any party by written notice to the other party in the manner prescribed by this Section 5.10 may change the address or the persons to whom notices thereof shall be directed):

To ADSX at:	Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: Michael E. Krawitz, Esq.
Fax Number: 561-805-8001

with a copy to:	Holland & Knight LLP
701 Brickell Avenue
Suite 3000
Miami, Florida 33131
Attention: Harvey A. Goldman, Esq.
Fax Number: 305-789-7799

To Verichip at:	Verichip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: Kevin H. McLaughlin
Fax Number: 561-805-8001

with a copy to:	Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022-2524
Attention: Seth R. Molay, Esq.
Fax Number: 214-969-4343

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by their duly authorized representative or officer, as of the day and year first above written.

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ Evan McKeown
	Name:	Evan McKeown
	Title:	Chief Financial Officer

VERICHIP CORPORATION

By:	/s/ Kevin H. McLaughlin
	Name:	Kevin H. McLaughlin
	Title:	Chief Executive Officer